Exhibit 99.1
NeoStem, Inc. to Enter the Regenerative Medicine Market in Asia

NEW YORK, Nov. 3 /PRNewswire-FirstCall/ -- NeoStem, Inc. (Amex: NBS), which is pioneering the pre-disease collection, processing and long-term storage of adult stem cells for future medical need, announced today that it has agreed to acquire a Hong Kong corporation, whose wholly-owned subsidiary, Beijing HuaMeiTai Bio-technology Limited Liability Company, has a series of contracts with Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine LLC that establish control over Shandong’s business, personnel and finance as though it were a wholly-owned subsidiary.

Shandong New Medicine Research Institute currently administers a multitude of treatments and is a leading provider of regenerative medical therapies in China which strategically fits into both NeoStem’s existing business and intellectual property platform.  Through the acquisition, NeoStem will align itself with Dr. Wang Taihua, founder of Shandong New Medicine Research Institute and a leading provider of regenerative therapies in China.

“We look forward to working with NeoStem in the support of both  our efforts in providing new and innovative cell regenerative therapies and also bringing to the People’s Republic of China enhanced technologies of collection and cryopreservation of regenerative cells,” said Dr. Wang  Taihua. “We are also particularly excited at the prospect of collaborating with NeoStem to vet new technologies and bring VSEL technology to the large population base of the PRC.”

Robin Smith, MD, CEO of NeoStem said, “NeoStem is very excited at the idea of bringing our expertise in cell extraction and preservation protocols as well as advances in research and development and clinical trial know-how to roll out in China through Shandong New Medicine Research Institute and believe the strong strategic fit of the two companies will result in an acceleration of the business model of both companies.”

NeoStem also looks forward to assisting Dr. Wang in creating a destination site for individuals looking to receive care outside of their place of residency. The  objectives of such individuals, according to The McKinsey Quarterly (May 2008), is to obtain advanced technologies, better medical care than they could find in their home country, quicker access to medically necessary procedures, lower costs for medically necessary procedures, and discretionary procedures. NeoStem believes it could benefit from medical tourism.

“We have already begun to see international interest,” stated Dr. Smith, as reflected in the recent Deloitte 2008 Survey of Health Care Consumers which indicates that Medical Tourism is set to explode in growth over the next 3-5 years for people going outside of the United States to seek medical care.  According to Deloitte, whereas in 2007, 750,000 Americans traveled abroad for medical care, it is anticipated that by 2010 this number will grow to 6,000,000.  Dr. Smith further commented, "NeoStem believes that individuals in increasing numbers will seek safe and effective regenerative medicine therapies abroad that are not yet approved in the United States and many important clinical advances will be in hospitals and clinics outside the United States. We believe that we could gain value from this by including Medical Tourism in the Company’s future business strategy in collaboration with Dr Wang.”

The consideration to be paid by NeoStem to effect the acquisition is 5,000,000 shares of common stock. This acquisition is subject to the approval of the shareholders of NeoStem, Inc., regulatory approvals, as well as the satisfaction of other customary conditions and is expected to close in the 1st calendar quarter of 2009. The acquisition will be more fully described in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the signing of the definitive agreement.

About NeoStem, Inc.

NeoStem is developing a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times for future medical need. The Company has also recently entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate VSELs (very small embryonic-like stem cells), which have been shown to have several physical characteristics that are generally found in embryonic stem cells.

For more information, please visit: www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results, including the successful closing of the acquisition transaction and the realization of the potential strategic benefits of the transaction, could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

Contact:
NeoStem, Inc.
Robin Smith, Chief Executive Officer
T: 212-584-4180
E: rsmith@neostem.com
 www.neostem.com

CONTACT: Robin Smith, Chief Executive Officer, NeoStem, Inc., +1-212-584-4180, rsmith@neostem.com